Exhibit 10.1

Execution Version

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”), dated as of July 2, 2026 (the “Effective Date”), is entered into among [●], a Delaware limited liability company (the “Company”), CleanCore Solutions, Inc., a Nevada corporation (together with its permitted successors and assigns, “ZONE”), and HST Technologies, Inc., Platform Co, a Delaware corporation (together with its permitted successors and assigns, “HST”, or “Platform Co”; and together with ZONE, each a “JV Party” and collectively, the “JV Parties”).

WHEREAS, ZONE is a publicly traded Nevada corporation whose common stock is listed on NYSE American LLC and which is subject to reporting obligations under the Securities Exchange Act of 1934, as amended;

WHEREAS, Platform Co is engaged in the business of AI-driven data center development, project management, and related technology and infrastructure services;

WHEREAS, the JV Parties desire to form the Company as a joint venture for the purpose of developing, constructing, acquiring, owning, holding, leasing, operating, managing, commissioning, and otherwise dealing with data center facilities for high-performance computing, AI, cloud, and related uses, including initially the  “[●]” project near [●], and any expansion thereof, and other Platform Co-originated AI data center projects separately approved in writing by ZONE and Platform Co (collectively, the “Partnership Projects”), upon and subject to the terms and conditions set forth in that certain Limited Liability Company Agreement of the Company, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “LLC Agreement”);

WHEREAS, the JV Parties acknowledge that Platform Co’s obligations under this Agreement are those of a technology platform provider and are subject to timely funding by ZONE and the Company, ZONE approvals, provision of necessary information by ZONE and the Company, and cooperation of third-party tenants, utilities, and Governmental Authorities.

WHEREAS, ZONE wishes to contribute to the Company cash in exchange for a 99% capital interest in the Company, as further described and subject to the terms and conditions set forth herein;

WHEREAS, Platform Co wishes to transfer and assign to the Company, and the Company wishes to accept and assume from Platform Co, the rights and obligations of Platform Co in and to certain project-specific assets, lease rights, contracts, permits, intellectual property licenses, and other non-cash property in exchange for a nominal 1% capital interest and a separate profits interest representing twenty percent (20%) of Promote Economics (as defined in the LLC Agreement) after achievement of the Preferred Return Threshold, as further described in the LLC Agreement, as further described and subject to the terms and conditions set forth herein;

WHEREAS, in connection with the Closing, ZONE shall cause to be issued to Platform Co (or its designated recipients) Equity Consideration (as defined herein) in accordance with the LLC Agreement;

WHEREAS, the JV Parties intend that the transactions contemplated hereby be structured, to the extent reasonably practicable, so as to achieve tax-deferred treatment for Platform Co and its equity holders under applicable U.S. federal income tax law (including, where available, Sections 351 or 368 of the Internal Revenue Code of 1986, as amended (the “Code”)) and to minimize current tax recognition on any Equity Consideration and transfers of the Contributed Assets, and that (a) ZONE’s cash contribution to the Company in exchange for its membership interest shall constitute a tax-deferred contribution governed by Section 721(a) of the Code, and (b) Platform Co’s contribution of the Contributed Assets to the Company in exchange for its membership interest shall constitute a tax-deferred contribution governed by Section 721(a) of the Code; and

WHEREAS, ZONE and Platform Co entered into that certain Non-Binding Letter of Intent / Term Sheet dated May 18, 2026 (the “LOI”), setting forth the principal terms upon which the parties would proceed with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I  — DEFINITIONS

Section 1.01 Definitions. The following terms when used in this Agreement have the meanings specified or referred to in this Article I (in addition to the other defined terms contained elsewhere in this Agreement):

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Assumed Liabilities” has the meaning set forth in Section 2.03(a).

“Baseline Delivery Standard” has the meaning set forth in Section 7.03(k) of the LLC Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or a day on which banks are required or permitted to be closed in the State of Delaware.

“Carried Participation” has the meaning set forth in Section 2.04(c)(i).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Contributed Assets” has the meaning set forth in Section 2.02(a).

“Contribution Percentage” has the meaning set forth in the LLC Agreement.

“Disclosure Schedules” means the disclosure schedules delivered by the applicable JV Party concurrently with the execution and delivery of this Agreement.

“EBITDA Performance Threshold” has the meaning set forth in the LLC Agreement.

“Encumbrance” means any security interest, pledge, lien, charge, mortgage, claim, option, right of first refusal, easement, restriction, reservation, or other encumbrance of any kind.

“Environmental Law” means any applicable federal, state, or local law, statute, rule, regulation, order, decree, permit, or authorization relating to: (a) the protection of the environment (including air, water, soil, and natural resources); (b) the use, storage, treatment, generation, transportation, manufacture, processing, distribution, handling, or release of Hazardous Materials; or (c) human health and safety as it relates to exposure to Hazardous Materials.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.02(b).

“Fundamental Representations” means (a) with respect to Platform Co, the representations and warranties set forth in Sections 4.01, 4.02, 4.04, 4.10, 4.14, 4.15, and 4.17 and (b) with respect to ZONE, the representations and warranties set forth in Sections 5.01, 5.02, and 5.05.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Hazardous Materials” means any substance, material, or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “radioactive,” “corrosive,” “flammable,” or words of similar meaning, including petroleum and petroleum by-products, asbestos, and polychlorinated biphenyls.

“Platform Co” has the meaning set forth in the Preamble.

“Indemnified Party” has the meaning set forth in Section 8.05(a).

“Indemnifying Party” has the meaning set forth in Section 8.05(a).

“Initial Capital Contribution” has the meaning set forth in Section 2.01(a).

“Intellectual Property” means all intellectual property and industrial property rights and assets, including: (a) patents, patent applications, and patent disclosures; (b) trademarks, service marks, trade names, trade dress, and domain names, together with all goodwill associated therewith; (c) copyrights and copyrightable works; (d) trade secrets and confidential business information; and (e) computer software (including source code, object code, and documentation).

“JV Party” has the meaning set forth in the Preamble.

“Knowledge of Platform Co” or “Platform Co’s Knowledge” means the actual knowledge of [●] and [●],  after reasonable inquiry of direct reports.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, award, decree, or other requirement or rule of law of any Governmental Authority.

“LLC Agreement” has the meaning set forth in the Recitals.

“LOI” has the meaning set forth in the Recitals.

“Lock-Up Agreement” means that certain Lock-Up Agreement, by and between CleanCore Solutions, Inc. and Platform Co (or its designated recipients), setting forth the terms of any contractual transfer restrictions applicable to Equity Consideration, which restrictions shall not exceed 180 days from the applicable issuance date (other than legally required blackout periods).

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder.

“Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets, or liabilities of the Contributed Assets, taken as a whole, or (b) the ability of Platform Co to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the data center, technology, or energy industries; (iii) any changes in applicable Law or accounting rules; (iv) the announcement, pendency, or completion of the transactions contemplated by this Agreement; or (v) any natural disaster or act of God; except, in the cases of clauses (i) through (iii), to the extent such event, occurrence, fact, condition, or change has a disproportionate effect on the Contributed Assets relative to other participants in the industries in which the business operates.

“Material Contract” has the meaning set forth in Section 4.08(a).

“Master Platform Agreement” or “MPA” means that certain Master Platform Agreement to be entered into by and between Platform Co and the Company, in form and substance reasonably satisfactory to ZONE and Platform Co.

“Partnership Projects” has the meaning set forth in the Recitals.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which adequate reserves have been established; (b) mechanics’, carriers’, workmen’s, repairmen’s, or other similar liens arising or incurred in the ordinary course of business consistent with past practice that are not material to the Contributed Assets; (c) zoning, entitlement, conservation restriction, and other land use and environmental regulations by Governmental Authorities; and (d) other Encumbrances set forth on Schedule 1.01(a).

“Person” means any individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated organization, association, Governmental Authority, or other entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such period ending on and including the Closing Date.

“Property” means the real property on which the Partnership Projects are or will be located, as more particularly described in the LLC Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement, by and between CleanCore Solutions, Inc. and Platform Co (or its designated recipients), in form and substance reasonably satisfactory to ZONE and Platform Co.

“Required Consents” means those consents, approvals, authorizations, and notices set forth on Schedule 3.02(a)(v).

“Retained IP” has the meaning set forth in Section 2.02(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Tax” or “Taxes” means all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, and any other taxes of any kind whatsoever, including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 8.05(b).

“Transaction Documents” means this Agreement, the LLC Agreement, the Assignment and Assumption Agreement the Master Platform Agreement, and each other agreement, document, instrument, or certificate contemplated by this Agreement or to be executed in connection with the transactions contemplated hereby.

“ZONE” has the meaning set forth in the Preamble.

Section 1.02 Interpretation. Unless the express context otherwise requires: (a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (c) references to “Sections,” “Articles,” “Exhibits,” and “Schedules” are to sections, articles, exhibits, and schedules of this Agreement unless otherwise specified; (d) the word “including” means “including without limitation”; (e) references to any statute are to that statute as amended from time to time and to any successor legislation and regulations promulgated thereunder; (f) the table of contents and headings herein are for convenience of reference only and shall not affect the interpretation of this Agreement; and (g) references to “dollars” or “$” mean United States dollars.

Article II — CONTRIBUTIONS

Section 2.01 Contribution by ZONE.

(a) Subject to the terms and conditions set forth herein, ZONE shall contribute to the Company an aggregate amount of $100,000,000 in cash (the “Initial Capital Contribution”), which cash contribution shall be delivered over a nine (9)-month period commencing on the Closing, with the full $100,000,000 due and payable no later than the date that is nine (9) months following the Closing; provided, however, that no firm interim funding commitments shall apply, and the ZONE Member shall have sole discretion as to the timing and amounts of interim payments within such nine (9)-month period, so long as the full Initial Capital Contribution has been funded by the end of such period. Notwithstanding anything to the contrary in this Agreement or the LLC Agreement, in the event that ZONE fails to fund all or any portion of the Initial Capital Contribution within such nine (9)-month period, the sole and exclusive remedy for such failure shall be the Replacement Financing and related shortfall and dilution mechanisms set forth in Section 4.02(c) of the LLC Agreement, and no party shall have any other right or remedy (whether at law or in equity, including any right to terminate or seek damages or specific performance) in respect of such failure.

Section 2.02 Contribution by Platform Co.

(a) Subject to the terms and conditions set forth herein, at the Closing, Platform Co shall contribute, assign, transfer, convey, and deliver to the Company, and the Company shall accept from Platform Co, all of Platform Co’s right, title, and interest in and to the following assets (collectively, the “Contributed Assets”), free and clear of any Encumbrance other than Permitted Encumbrances:

(i) all project-specific tangible and intangible assets as set forth on Schedule 2.02(a)(i), including site origination and control materials, development rights, and diligence materials;

(ii) all lease rights relating to the Property and the Partnership Projects, as set forth on Schedule 2.02(a)(ii);

(iii) all contracts, agreements, and arrangements to which Platform Co is a party and that are related to the Partnership Projects (the “Assigned Contracts”), as set forth on Schedule 2.02(a)(iii), power and interconnection agreements, permitting and entitlement arrangements, OEM and infrastructure/vendor partner agreements, and AI compute ecosystem and commercialization arrangements;

(iv) all permits, licenses, approvals, authorizations, and certificates issued by any Governmental Authority relating to the Partnership Projects (to the extent transferable), as set forth on Schedule 2.02(a)(iv);

(v) a non-exclusive, non-sublicensable, royalty-free license, limited to internal use for the development, construction, financing, leasing, and operation of the Partnership Projects, to access and use “Cue” (Platform Co’s proprietary AI platform, as further defined in the LLC Agreement) and related documentation, pursuant to the terms and conditions of the MPA; provided, that such license shall continue for the term of the applicable Partnership Projects, including following any buyout of Platform Co’s Carried Participation or termination of other commercial arrangements, so long as ZONE remains in compliance with the Transaction Documents, and shall not be forfeited or terminated solely by reason of Platform Co’s removal as Manager or any change in Platform Co’s equity ownership;

(vi) all books, records, files, plans, specifications, engineering reports, environmental assessments, and other documents and data relating exclusively to the Partnership Projects;

(vii) all goodwill exclusively and directly associated with the foregoing Contributed Assets and the Partnership Projects (but excluding any goodwill associated with Platform Co’s enterprise, its corporate identity, the Cue platform, or any other aspect of Platform Co’s business that is not exclusively and directly associated with the specific Partnership Projects); and

(viii) all other project-specific assets, rights, and interests as set forth on Schedule 2.02(a)(viii), including AI project management, project risk reporting, and virtual twin maintenance deliverables; commercialization and tenant origination support; and construction and operations support for the Partnership Projects.

(b) Excluded Assets. Notwithstanding anything to the contrary herein, the Contributed Assets shall not include, and Platform Co shall retain all right, title, and interest in and to, the following assets (collectively, the “Excluded Assets”):

(i) all of Platform Co’s pre-existing non-project assets, including non-project business, pre-existing Intellectual Property, software, patent rights, and future opportunities unrelated to the Partnership Projects (as further set forth on Schedule 2.02(b));

(ii) Cue and all related intellectual property, software, algorithms, models, workflows, data, know-how, patents, patent applications, and derivative works, including any model training, tuning, or optimization arising from use of the platform (collectively, the “Retained IP”); provided, that the MPA shall grant to the Company the license rights described in Section 2.02(a)(v); and provided further, that as between the parties, ZONE (or the applicable project entities) will own all project-specific data and outputs generated through use of Cue for the Partnership Projects, but shall not own, and shall not be deemed to have any rights in, any generalized learning, model improvements, workflow enhancements, prompt libraries, training or tuning data, optimization results, or other improvements to the Cue platform or any related AI system, whether derived directly or indirectly from the Partnership Projects; and provided further, that in the event of any ambiguity as to whether any asset, right, or interest constitutes a Contributed Asset or Retained IP, such asset, right, or interest shall be deemed Retained IP; For the avoidance of doubt, nothing in this Agreement or any other Transaction Document shall transfer, encumber, or subject to forfeiture Platform Co’s ownership of the Retained IP, except as expressly provided in the MPA following a final determination of fraud or intentional misappropriation by Platform Co directly and proximately causing material damage. The schedules attached hereto and any supplement thereto shall be interpreted and prepared so as to not include, whether expressly or by incorporation, any Retained IP, reusable technology templates, generalized industry know-how, AI workflows or models applicable to more than the specific Partnership Projects, vendor intelligence, market data, or other assets or opportunities unrelated to the specific Partnership Projects; and any purported inclusion of any such item in any schedule shall be void and of no effect.

(iii) cash and cash equivalents of Platform Co (other than any deposits or escrow amounts specifically related to the Contributed Assets); and

(iv) any other assets set forth on Schedule 2.02(b).

Section 2.03 Assumption of Liabilities.

(a) Subject to the terms and conditions set forth herein, at the Closing, the Company shall assume and agree to pay, perform, and discharge when due, only those liabilities and obligations arising under the Assigned Contracts and permits included in the Contributed Assets that arise from and after the Closing Date (collectively, the “Assumed Liabilities”), as set forth on Schedule 2.03.

(b) Excluded Liabilities. Notwithstanding anything to the contrary herein, the Company shall not assume and shall not be responsible for any liabilities or obligations of Platform Co other than the Assumed Liabilities (the “Excluded Liabilities”), including without limitation: (i) any liabilities or obligations arising out of or relating to the Contributed Assets or the conduct of Platform Co’s business prior to the Closing Date; (ii) any liabilities for Taxes of Platform Co for any Pre-Closing Tax Period; (iii) any liabilities arising from any breach by Platform Co of any contract, agreement, or arrangement prior to the Closing; and (iv) any liabilities relating to the Excluded Assets.

Section 2.04 [Reserved].

Section 2.05 [Reserved].

Section 2.06 [Reserved].

Section 2.07 Consideration.

(a) In consideration for the Initial Capital Contribution by ZONE, the Company shall issue to ZONE a 99% capital interest in the Company on the terms and subject to the conditions set forth in the LLC Agreement.

(b) In consideration for the contribution of the Contributed Assets by Platform Co, the Company shall issue to Platform Co a nominal 1% capital interest and the Carried Participation.

(c) In addition to the membership interest described in Section 2.07(b), Platform Co shall be entitled to the following consideration from ZONE and the Company, as applicable, each as more fully described in and subject to the terms and conditions of the LLC Agreement:

(i) Carried Interest Participation. Platform Co (or its designated Affiliate) shall be entitled to a fully vested and non-dilutable economic participation right (the “Carried Participation”) equal to twenty percent (20%) of Promote Economics (as defined in the LLC Agreement) attributable to each Partnership Project, subject to the Preferred Return Threshold and the other terms and conditions set forth in Section 7.03(f) of the LLC Agreement.

(ii) Equity Consideration. ZONE shall issue to Platform Co (or its designated recipients) shares of ZONE common stock and/or economically equivalent warrants or other equity-linked securities (collectively, the “Equity Consideration”), upon achievement of the applicable Baseline Delivery Standard in an amount equal to $60,000 per MW of Delivered Capacity (as defined in the LLC Agreement), subject to the accelerated rate, pricing mechanics, Equity Floor, registration rights, lock-up, forfeiture, and other terms and conditions set forth in Section 7.03(a) through Section 7.03(e) of the LLC Agreement. In connection with any vesting or issuance of any Equity Consideration (or any portion thereof), the ZONE Member shall be authorized to withhold from the Equity Consideration otherwise issuable or deliverable to Platform Co (or the applicable recipient) a number of shares, warrants, or other equity-linked securities having an aggregate fair market value (determined as of the applicable vesting or issuance date) sufficient to satisfy any federal, state, and local tax withholding obligations arising in connection with such vesting or issuance; provided, however, that in no event shall the value of the Equity Consideration so withheld exceed the minimum amount of tax required to be withheld by applicable law. The withholding mechanics applicable to the Equity Consideration shall be as set forth in Section 7.03(a) of the LLC Agreement.

(iii) Monthly Project Development Fees. ZONE shall pay Platform Co $75,000 per month for Cue Managed Cloud Development services, subject to the terms and conditions set forth in Section 7.03(g) of the LLC Agreement.

(iv) MPA Fees. The parties shall negotiate and enter into the Master Platform Agreement, with fees and thresholds as set forth in Section 7.03(h) of the LLC Agreement.

Section 2.08 Intended Tax Treatment. The JV Parties intend that (a) the contribution of cash by ZONE to the Company in exchange for its membership interest shall constitute a tax-deferred contribution governed by Section 721(a) of the Code, (b) the contribution of the Contributed Assets by Platform Co to the Company in exchange for its membership interest shall constitute a tax-deferred contribution governed by Section 721(a) of the Code, and (c) the Carried Participation is intended to be treated as a “profits interest” within the meaning of Rev. Proc. 93-27 and Rev. Proc. 2001-43, and the receipt of such profits interest shall not be a taxable event to Platform Co. Each JV Party shall file all Tax Returns consistent with such intended tax treatment and shall not take any position inconsistent therewith unless otherwise required by a determination (within the meaning of Section 1313(a) of the Code) of an applicable Governmental Authority.

Article III — CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Winston Taylor LLP, 800 Capitol St., Suite 2400, Houston, TX 77002, or remotely by exchange of documents and signatures (or their electronic counterparts), at 10:00 a.m. Eastern time, on the second Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date, or place as the JV Parties may mutually agree upon in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 3.02 Closing Deliverables.

(a) Deliverables of Platform Co. At the Closing, Platform Co shall deliver (or cause to be delivered) to the Company and ZONE, as applicable, the following:

(i) an Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), duly executed by Platform Co, assigning the Assigned Contracts and Assumed Liabilities to the Company;

(ii) assignments of all permits included in the Contributed Assets that are transferable, in form reasonably acceptable to ZONE;

(iii) evidence of all Required Consents having been obtained, in each case in form and substance reasonably satisfactory to ZONE;

(iv) a certificate of the Secretary or Assistant Secretary of Platform Co certifying (A) the resolutions of the board of directors and stockholders (if applicable) of Platform Co authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby, (B) the incumbency and specimen signatures of the officers of Platform Co executing this Agreement and the Transaction Documents, and (C) the certificate of incorporation and bylaws of Platform Co, each as currently in effect;

(v) a certificate duly executed by an authorized officer of Platform Co, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.01(a) and Section 7.01(b) have been satisfied (the “Platform Co Closing Certificate”);

(vi) a validly executed IRS Form W-9 from Platform Co;

(vii) an executed counterpart signature page of Platform Co to the LLC Agreement;

(viii) a certificate of good standing of Platform Co from the Secretary of State of Delaware, dated no more than five (5) Business Days prior to the Closing Date;

(ix) the Master Platform Agreement, duly executed by Platform Co; and

(x) such other documents and instruments as ZONE may reasonably request and as may be reasonably necessary to consummate the transactions contemplated hereunder.

(b) Deliverables of ZONE. At the Closing, ZONE shall deliver (or cause to be delivered) to the Company and Platform Co, as applicable, the following:

(i) the Initial Capital Contribution by wire transfer of immediately available funds to the account(s) designated by the Company in accordance with Section 2.01(a);

(ii) [Reserved];

(iii) a certificate of the Secretary or Assistant Secretary of ZONE certifying (A) the resolutions of the board of directors of ZONE authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby, (B) the incumbency and specimen signatures of the officers of ZONE executing this Agreement and the Transaction Documents, and (C) the certificate of incorporation and bylaws of ZONE, each as currently in effect;

(iv) a certificate duly executed by an authorized officer of ZONE, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “ZONE Closing Certificate”);

(v) a validly executed IRS Form W-9 from ZONE;

(vi) an executed counterpart signature page of ZONE to the LLC Agreement;

(vii) a certificate of good standing of ZONE from the Secretary of State of Nevada, dated no more than five (5) Business Days prior to the Closing Date; and

(viii) such other documents and instruments as Platform Co may reasonably request and as may be reasonably necessary to consummate the transactions contemplated hereunder.

(c) Deliverables of the Company. At the Closing, the Company shall deliver (or cause to be delivered) the following:

(i) the Assignment and Assumption Agreement, duly executed by the Company; and

(ii) the LLC Agreement, duly executed by the Company.

Article IV — REPRESENTATIONS AND WARRANTIES OF Platform Co

Platform Co represents and warrants to ZONE and the Company that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date (except as to any representations and warranties that expressly speak as of a specified date or time, which need only be true and correct as of such specified date or time), except as set forth in the Disclosure Schedules delivered by Platform Co:

Section 4.01 Organization and Qualification. Platform Co is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease, and operate its properties and to carry on its business as now conducted. Platform Co is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or operation of the Contributed Assets or the conduct of its business related to the Partnership Projects makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.02 Authority; Enforceability. Platform Co has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Platform Co of this Agreement and the other Transaction Documents to which it is a party, the performance by Platform Co of its obligations hereunder and thereunder, and the consummation by Platform Co of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Platform Co, including approval of Platform Co’s board of directors and stockholders (to the extent required). This Agreement has been duly executed and delivered by Platform Co and constitutes the legal, valid, and binding obligation of Platform Co enforceable against Platform Co in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other similar laws of general application affecting enforcement of creditors’ rights generally, and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, the “Enforceability Exceptions”).

Section 4.03 No Conflicts; Consents. The execution, delivery, and performance by Platform Co of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws, or other organizational documents of Platform Co; (b) conflict with or result in a violation or breach of any provision of any Law applicable to Platform Co or the Contributed Assets; or (c) except as set forth on Schedule 4.03, conflict with, result in a violation or breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract to which Platform Co is a party or by which the Contributed Assets are bound or affected; except, in the case of clauses (b) and (c), where such conflict, violation, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 4.03, no consent, approval, waiver, or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Platform Co in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.04 Title to Contributed Assets. Platform Co has good and valid title to, or a valid leasehold interest in, each of the Contributed Assets, free and clear of all Encumbrances, except Permitted Encumbrances. At the Closing, the Company will receive good and valid title to the Contributed Assets, free and clear of all Encumbrances, except Permitted Encumbrances.

Section 4.05 Condition and Sufficiency of Contributed Assets. Except as set forth on Schedule 4.05: (a) the tangible Contributed Assets are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are currently used in connection with the Partnership Projects; and (b) the Contributed Assets, together with the services to be provided by Platform Co under the LLC Agreement and the MPA, constitute all of the assets, rights, and properties necessary for the development, construction, commissioning, and operation of the Partnership Projects as currently contemplated.

Section 4.06 Real Property. Schedule 4.06 sets forth a complete and accurate description of all real property included in or related to the Contributed Assets (whether owned or leased). With respect to each parcel of real property: (a) Platform Co has a valid leasehold interest or other right to occupy or use such property; (b) there are no pending or, to the Knowledge of Platform Co, threatened condemnation or eminent domain proceedings affecting such property; (c) the use and operation of such property complies in all material respects with all applicable Laws, including zoning, land use, and building codes; and (d) all improvements located on such property are in good operating condition and repair, ordinary wear and tear excepted.

Section 4.07 Intellectual Property. (a) Schedule 4.07(a) sets forth a complete and accurate list of all Intellectual Property included in the Contributed Assets (other than the Retained IP). Platform Co owns or has valid rights to use all such Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances. (b) To the Knowledge of Platform Co, the conduct of the business related to the Partnership Projects as currently conducted does not infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, the Intellectual Property rights of any third party. (c) To the Knowledge of Platform Co, no third party is infringing, misappropriating, or otherwise violating any Intellectual Property included in the Contributed Assets. (d) Platform Co has the full right, power, and authority to grant to the Company the license to the Cue as contemplated by the MPA, without the consent of any third party.

Section 4.08 Assigned Contracts. (a) Schedule 4.08(a) sets forth a complete and accurate list of all Assigned Contracts that (i) involve aggregate annual payments or consideration in excess of $500,000, (ii) have a remaining term in excess of twelve (12) months and are not terminable upon thirty (30) days’ notice, (iii) relate to the provision of electrical power, cooling, or utility services to the Partnership Projects, (iv) constitute a tenant lease, colocation agreement, or interconnection agreement, or (v) are otherwise material to the Partnership Projects (each, a “Material Contract”). Platform Co has made available to ZONE true, correct, and complete copies of each Material Contract. (b) Each Material Contract is valid, binding, and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions). (c) Neither Platform Co nor, to the Knowledge of Platform Co, any other party thereto is in material breach of or default under any Material Contract. (d) To the Knowledge of Platform Co, no event has occurred that, with notice or lapse of time or both, would constitute a material breach of or default under any Material Contract by Platform Co or any other party thereto.

Section 4.09 Permits. Schedule 4.09 sets forth a complete and accurate list of all material permits, licenses, approvals, authorizations, registrations, and certificates of any Governmental Authority relating to the Partnership Projects (the “Project Permits”). (a) All Project Permits are valid, in full force and effect, and in good standing. (b) Platform Co is in compliance in all material respects with the terms and conditions of all Project Permits. (c) No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Project Permit. (d) No Action is pending or, to the Knowledge of Platform Co, threatened that seeks the revocation, suspension, or adverse modification of any Project Permit.

Section 4.10 Non-Foreign Status. Platform Co is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 4.11 Compliance with Laws. Platform Co is, and has been during the past three (3) years, in compliance in all material respects with all Laws applicable to the Contributed Assets and the conduct of its business relating to the Partnership Projects. Platform Co has not received any written notice from any Governmental Authority alleging any violation of any Law with respect to the Contributed Assets or the Partnership Projects that remains unresolved.

Section 4.12 Environmental Matters. Except as set forth on Schedule 4.12: (a) Platform Co is in compliance in all material respects with all Environmental Laws with respect to the Contributed Assets and the Partnership Projects; (b) Platform Co has not received any written notice of, and there is no pending or, to the Knowledge of Platform Co, threatened Action arising under Environmental Laws relating to the Contributed Assets or the Property; (c) there has been no release of any Hazardous Material on, at, under, or from the Property or any property included in the Contributed Assets in violation of any Environmental Law or in a manner that would reasonably be expected to give rise to liability under any Environmental Law; and (d) Platform Co has made available to ZONE copies of all material environmental reports, assessments, audits, and studies in its possession or control relating to the Contributed Assets or the Property.

Section 4.13 Legal Proceedings. Except as set forth on Schedule 4.13, there is no Action pending or, to the Knowledge of Platform Co, threatened against or affecting Platform Co or any of the Contributed Assets that (a) challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement, or (b) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.14 Securities Matters. Platform Co is acquiring its membership interest in the Company for its own account, for investment purposes only, and not with a view to, or for resale in connection with, any distribution or public offering thereof. Platform Co is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Platform Co acknowledges that its membership interest in the Company has not been registered under the Securities Act or any state securities laws and may not be offered, sold, or transferred except in compliance with applicable securities laws.

Section 4.15 Tax Matters. (a) All Tax Returns required to be filed by or with respect to the Contributed Assets have been timely filed (taking into account all applicable extensions). (b) All Taxes due and owing with respect to the Contributed Assets (whether or not shown on any Tax Return) have been timely paid. (c) There are no Encumbrances for Taxes upon any of the Contributed Assets other than Permitted Encumbrances. (d) There are no pending or threatened audits, examinations, investigations, or other Actions with respect to Taxes relating to the Contributed Assets.

Section 4.16 No Undisclosed Liabilities. There are no liabilities or obligations relating to the Contributed Assets of any nature, whether accrued, contingent, absolute, determined, determinable, or otherwise, except: (a) liabilities or obligations reflected in or reserved against in the books and records of Platform Co made available to ZONE; (b) liabilities or obligations incurred since the date of such books and records in the ordinary course of business; and (c) liabilities set forth on Schedule 4.16.

Section 4.17 Brokers. Except as set forth on Schedule 4.17, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Platform Co for which the Company or ZONE would be liable.

Section 4.18 Full Disclosure. No representation or warranty made by Platform Co in this Agreement, nor any statement, certificate, or schedule furnished or to be furnished by or on behalf of Platform Co pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

Article V — REPRESENTATIONS AND WARRANTIES OF ZONE

ZONE represents and warrants to Platform Co and the Company that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date (except as to any representations and warranties that expressly speak as of a specified date or time, which need only be true and correct as of such specified date or time):

Section 5.01 Organization and Qualification. ZONE is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada, with full corporate power and authority to own, lease, and operate its properties and to carry on its business as now conducted. ZONE is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of ZONE to consummate the transactions contemplated hereby.

Section 5.02 Authority; Enforceability. ZONE has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by ZONE of this Agreement and the other Transaction Documents to which it is a party, the performance by ZONE of its obligations hereunder and thereunder, and the consummation by ZONE of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of ZONE, including approval of ZONE’s board of directors. This Agreement has been duly executed and delivered by ZONE and constitutes the legal, valid, and binding obligation of ZONE enforceable against ZONE in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03 No Conflicts; Consents. The execution, delivery, and performance by ZONE of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws, or other organizational documents of ZONE; (b) conflict with or result in a violation or breach of any provision of any Law applicable to ZONE; or (c) except as set forth on Schedule 5.03, require any consent, approval, waiver, or authorization of, or notice to, any Person or Governmental Authority that has not been obtained or given. The execution and delivery by ZONE of this Agreement and the consummation of the transactions contemplated hereby do not require any filing with, or approval of, the SEC (other than such filings as ZONE may be required to make in connection with its periodic reporting obligations under the Exchange Act, including a Current Report on Form 8-K).

Section 5.04 SEC Reports; Compliance. (a) ZONE has timely filed or furnished all forms, reports, schedules, statements, certifications, and other documents required to be filed or furnished by ZONE with the SEC since March 31, 2026 (collectively, the “SEC Reports”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of such amendment or superseding filing), the SEC Reports complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable. (b) ZONE is in compliance in all material respects with all applicable requirements of the Exchange Act, the Securities Act, and the rules and regulations of NYSE American LLC applicable to ZONE.

Section 5.05 Availability of Funds. ZONE has, and at the Closing will have, sufficient cash on hand or other sources of immediately available funds to pay the Initial Capital Contribution and to satisfy all other payment obligations of ZONE under this Agreement at the Closing.

Section 5.06 Capitalization. As of March 31, 2026, the authorized capital stock of ZONE consisted of 6,992,000,000 shares of common stock, comprised of 50,000,000 shares of Class A common stock, par value $0.0001 per share, of which 1,875,795 shares were issued and outstanding, and 6,942,000,000 shares of Class B common stock, par value $0.0001, of which 221,836,229 were issued and outstanding. All outstanding shares of ZONE common stock have been duly authorized, are validly issued, fully paid, and non-assessable. The Equity Consideration, when issued and delivered in accordance with the terms of the LLC Agreement, will be duly authorized, validly issued, fully paid, and non-assessable.

Section 5.07 Securities Matters. ZONE is acquiring its membership interest in the Company for its own account, for investment purposes only, and not with a view to, or for resale in connection with, any distribution or public offering thereof. ZONE is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. ZONE acknowledges that its membership interest in the Company has not been registered under the Securities Act or any state securities laws.

Section 5.08 SEC Filings. ZONE’s SEC filings since January 1, 2025, taken as a whole, do not contain any material misstatement or omission that would reasonably be expected to impair its ability to perform its obligations under this Agreement or the definitive agreements contemplated hereby.

Section 5.09 No Conflicting Transactions. ZONE is not party to any executed merger, sale, recapitalization, or similar transaction that would reasonably be expected to materially impair its ability to perform its obligations with respect to the Partnership Projects.

Section 5.10 No Material Litigation. There is no pending, or to ZONE’s knowledge threatened in writing, material litigation, regulatory action, or governmental proceeding that would reasonably be expected to materially impair ZONE’s ability to perform its obligations under this Agreement or the definitive agreements contemplated hereby.

Section 5.11 Sufficient Liquidity. ZONE has sufficient cash and liquidity to satisfy the Monthly Project Development Fees and approved reimbursable expenses payable by it under this Agreement and the LOI as they become due.

Section 5.12 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ZONE for which the Company or Platform Co would be liable.

Article VI — COVENANTS

Section 6.01 Access to Information. From the date hereof until the Closing or earlier termination of this Agreement, Platform Co shall furnish ZONE and its authorized representatives with reasonable access, during normal business hours and upon reasonable advance notice, to the Contributed Assets, the books and records relating to the Partnership Projects, and the personnel of Platform Co, as reasonably necessary for ZONE to complete its due diligence investigation of the Contributed Assets and the Partnership Projects. ZONE shall conduct such investigation in a manner that does not unreasonably interfere with the normal operations of Platform Co or the Partnership Projects.

Section 6.02 Conduct of Business. From the date hereof until the Closing or earlier termination of this Agreement, Platform Co shall: (a) use commercially reasonable efforts, consistent with its role as a technology platform provider, to maintain the Contributed Assets in good operating condition and repair, ordinary wear and tear excepted; in each case it shall maintain the Contributed Assets subject to timely funding by ZONE or the Company, ZONE approvals, provision of necessary information by ZONE and the Company, and third-party cooperation. (b) use commercially reasonable efforts to preserve intact the Partnership Projects and the relationships associated with the Contributed Assets; (c) not sell, transfer, assign, pledge, encumber, or otherwise dispose of any Contributed Asset (other than in the ordinary course of business or with ZONE’s prior written consent); (d) not amend, modify, terminate, or waive any material right under any Material Contract without ZONE’s prior written consent; (e) not take any action that would reasonably be expected to cause any of the Contributed Assets to fail to be in compliance in all material respects with all applicable Laws; and (f) operate the business relating to the Partnership Projects in the ordinary course consistent with past practice.

Section 6.03 Notice of Certain Events. From the date hereof until the Closing or earlier termination of this Agreement, each JV Party shall promptly notify the other JV Party in writing of: (a) any Material Adverse Effect or any event that would reasonably be expected to result in a Material Adverse Effect; (b) any material breach or default (or event that with notice or lapse of time or both could become a material breach or default) under any Material Contract; (c) the commencement or threat of any Action that relates to the Contributed Assets, the Partnership Projects, or the consummation of the transactions contemplated hereby; and (d) any material communication from any Governmental Authority relating to the Contributed Assets or the Partnership Projects.

Section 6.04 Governmental Approvals and Consents. Each JV Party shall use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders, and approvals from each Governmental Authority that may be or become necessary for the execution, delivery, and performance of this Agreement and the Transaction Documents. Each JV Party shall cooperate fully with the other JV Party in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The JV Parties shall not willfully take any action that would have the effect of delaying, impairing, or impeding the receipt of any required approvals.

Section 6.05 Required Consents. From the date hereof until the Closing, Platform Co shall use commercially reasonable efforts to obtain all Required Consents from third parties necessary to assign or transfer the Assigned Contracts and Project Permits to the Company. In the event that any Required Consent is not obtained prior to the Closing, the JV Parties shall cooperate in good faith to establish an arrangement reasonably satisfactory to ZONE under which the Company would obtain substantially all of the economic benefits and assume the obligations under the applicable Assigned Contract or Project Permit, until such time as the Required Consent is obtained.

Section 6.06 Exclusivity. From the date hereof until the date that is thirty (30) Business Days after the date of this Agreement (the “Exclusivity Period”), Platform Co shall not, and shall cause its Affiliates, officers, directors, employees, agents, and representatives not to, directly or indirectly: (a) solicit or encourage any inquiries, proposals, or offers relating to any sale, disposition, or transfer of any material portion of the Contributed Assets (other than as contemplated by this Agreement); or (b) enter into any discussions, negotiations, or agreements with any Person (other than ZONE) regarding any transaction that would conflict with or prevent consummation of the transactions contemplated by this Agreement and the LOI; provided, however, that notwithstanding the foregoing, Platform Co may, without the prior written approval of ZONE (but with prompt written notice to ZONE within five (5) Business Days of any material development), continue discussions in the ordinary course of business with: (A) existing and prospective lenders, equipment finance providers, and other project-level debt sources, solely in connection with the Partnership Projects; (B) existing and prospective vendors, utilities, equipment suppliers, contractors, and service providers, in each case in connection with the development, construction, and operation of the Partnership Projects; (C) existing and prospective tenants, customers, and colocation partners, solely in connection with leasing, occupancy, and commercialization of the Partnership Projects; (D) existing advisors and consultants engaged by Platform Co in connection with the Partnership Projects; and (E) potential minority syndicate participants who have been pre-approved by ZONE in writing (with such pre-approval not to be unreasonably withheld); provided, further, that during the Exclusivity Period, Platform Co shall not (i) enter into any binding agreement, letter of intent, term sheet, or memorandum of understanding with any third party that would grant such third party an equity interest in, or control over, the Contributed Assets or any material portion thereof, or (ii) provide any Person (other than ZONE and its representatives) with any confidential financial model, capitalization table, or internal economic projections of Platform Co or the Partnership Projects, in each case without the prior written consent of ZONE.

Section 6.07 Further Assurances. Following the Closing, each JV Party shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and to give effect to the transactions contemplated by this Agreement and the Transaction Documents.

Section 6.08 Lock-Up Agreement; Registration Rights Agreement. Upon the issuance of Equity Consideration upon achievement of the first applicable Baseline Delivery Standard milestone, ZONE and Platform Co shall execute and deliver the Lock-Up Agreement, and promptly following the initial issuance of Equity Consideration upon achievement of the first applicable Baseline Delivery Standard milestone (and in any event within ten (10) Business Days thereafter), ZONE and Platform Co shall execute and deliver the Registration Rights Agreement, setting forth customary registration rights with respect to the Equity Consideration.

Article VII — CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of ZONE. The obligations of ZONE to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by ZONE):

(a) Accuracy of Representations and Warranties. (i) The Fundamental Representations of Platform Co shall be true and correct in all respects as of the Closing Date as though made on and as of such date; and (ii) each of the other representations and warranties of Platform Co set forth in Article IV shall be true and correct in all respects as of the Closing Date as though made on and as of such date, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Performance of Covenants. Platform Co shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Platform Co at or before the Closing.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(d) No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law or order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

(e) Required Consents. All Required Consents shall have been obtained and shall be in full force and effect.

(f) Due Diligence. ZONE shall have completed its due diligence investigation of the Contributed Assets and the Partnership Projects and shall not have identified any matter that would constitute a Material Adverse Effect.

(g) Closing Deliverables. Platform Co shall have delivered (or caused to be delivered) all items required to be delivered by Platform Co pursuant to Section 3.02(a).

(h) LLC Agreement. The LLC Agreement shall have been duly executed and delivered by all parties thereto.

(i) Board Approval. The board of directors of ZONE shall have approved the transactions contemplated by this Agreement and the definitive documentation.

(j) Regulatory and Other Approvals. All governmental and regulatory approvals required by applicable Law for the consummation of the transactions contemplated hereby shall have been obtained.

(k) Definitive Documentation. The parties shall have agreed on and executed all definitive documentation contemplated by this Agreement, including the LLC Agreement, the MPA, and the other Transaction Documents.

(l) Third-Party Consents. All required third-party consents (including any consents required under material contracts, leases, or permits relating to the Partnership Projects) shall have been obtained in form and substance reasonably satisfactory to ZONE.

(m) Master Platform Agreement. The Master Platform Agreement shall have been executed and delivered by all parties thereto in form and substance reasonably satisfactory to both JV Parties.

Section 7.02 Conditions to Obligations of Platform Co. The obligations of Platform Co to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Platform Co):

(a) Accuracy of Representations and Warranties. (i) The Fundamental Representations of ZONE shall be true and correct in all respects as of the Closing Date as though made on and as of such date; and (ii) each of the other representations and warranties of ZONE set forth in Article V shall be true and correct in all respects as of the Closing Date as though made on and as of such date, except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of ZONE to consummate the transactions contemplated hereby.

(b) Performance of Covenants. ZONE shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by ZONE at or before the Closing.

(c) No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law or order that is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

(d) Closing Deliverables. ZONE shall have delivered (or caused to be delivered) all items required to be delivered by ZONE pursuant to Section 3.02(b).

(e) LLC Agreement. The LLC Agreement shall have been duly executed and delivered by all parties thereto.

(f) [Reserved]

(g) [Reserved]

(h) No Material Adverse Change in ZONE. There shall have been no material adverse change in ZONE’s business, balance sheet, listing status, financing capacity, or treasury strategy since the date of this Agreement.

(i) No Reputational/Legal Event. There shall have been no reputational, legal, regulatory, or governance event involving ZONE, its executives, affiliates, financing sources, or proposed project participants that could reasonably be expected to cause material harm to Platform Co or its stakeholders.

Section 7.03 Conditions to Obligations of All Parties. The respective obligations of each JV Party to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No statute, rule, regulation, order, decree, or injunction shall have been enacted, entered, promulgated, or enforced by any Governmental Authority that prohibits the consummation of the transactions contemplated by this Agreement.

(b) The Company shall have been duly formed as a limited liability company under the laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of Delaware.

Article VIII — INDEMNIFICATION

Section 8.01 Survival. The representations and warranties of the JV Parties contained in this Agreement shall survive the Closing for a period of eighteen (18) months after the Closing Date; provided, that (a) the Fundamental Representations shall survive until the third (3rd) anniversary of the Closing Date; (b) representations and warranties relating to Tax matters (Section 4.15) shall survive until sixty (60) days after the expiration of the applicable statute of limitations; and (c) representations and warranties relating to environmental matters (Section 4.12) shall survive until the third (3rd) anniversary of the Closing Date. The covenants and agreements contained in this Agreement that by their terms contemplate performance after the Closing shall survive the Closing in accordance with their terms. No claim for indemnification made in good faith and in accordance with this Article VIII prior to the expiration of the applicable survival period shall be barred by such expiration. Nothing in this Section 8.01 shall limit any claim based on fraud or intentional misrepresentation.

Section 8.02 Indemnification by Platform Co. From and after the Closing, Platform Co shall indemnify, defend, and hold harmless ZONE and its Affiliates, and their respective officers, directors, employees, agents, successors, and assigns (collectively, the “ZONE Indemnified Parties”) from and against all Losses arising out of, resulting from, or relating to:

(a) any breach of or inaccuracy in any representation or warranty made by Platform Co in Article IV of this Agreement (other than any Fundamental Representation);

(b) any breach of or inaccuracy in any Fundamental Representation of Platform Co;

(c) any breach of or failure by Platform Co to perform or fulfill any covenant or agreement of Platform Co contained in this Agreement, in each case to the extent that such performance was within Platform Co’s reasonable control and was not prevented, delayed, or rendered impracticable by the acts or omissions of ZONE or the Company, including any failure by ZONE or the Company to fund, approve, or cooperate as required under this Agreement or the other Transaction Documents;

(d) any Excluded Liability;

(e) any Taxes of Platform Co or relating to the Contributed Assets for any Pre-Closing Tax Period; and

(f) any fraud or intentional misrepresentation by Platform Co.

Section 8.03 Indemnification by ZONE. From and after the Closing, ZONE shall indemnify, defend, and hold harmless Platform Co and its Affiliates, and their respective officers, directors, employees, agents, successors, and assigns (collectively, the “Platform Co Indemnified Parties”) from and against all Losses arising out of, resulting from, or relating to:

(a) any breach of or inaccuracy in any representation or warranty made by ZONE in Article V of this Agreement;

(b) any breach of or failure by ZONE to perform or fulfill any covenant or agreement of ZONE contained in this Agreement;

(c) any Assumed Liabilities (to the extent assumed by the Company); and

(d) any fraud or intentional misrepresentation by ZONE.

Section 8.04 Limitations on Indemnification.

(a) Mitigation. Each Indemnified Party shall use commercially reasonable efforts to mitigate any Loss upon becoming aware of any event or circumstance that would reasonably be expected to give rise to an indemnification obligation hereunder.

(b) Causation Limitation on Platform Co’s Obligations. Notwithstanding anything to the contrary in this Agreement, Platform Co shall have no indemnification obligation under this Article VIII for any Losses to the extent directly or indirectly caused by: (i) ZONE’s or the Company’s failure to fund committed project budgets or Capital Contributions; (ii) failure of ZONE’s or the Company’s project financing, including withdrawal, termination, or impairment of any financing commitment; (iii) failure or default of any third-party tenant, customer, utility provider, or counterparty; (iv) delays imposed by any Governmental Authority; (v) failure or default by any construction contractor or EPC provider; or (vi) any other event, circumstance, or cause outside Platform Co’s reasonable control.

(c) No Duplication. No party shall be entitled to recover the same Losses more than once under any provision of this Agreement or any other Transaction Document.

(d) Scope of Excluded Liability Indemnity. Platform Co’s obligation to indemnify under Section 8.02(d) with respect to Excluded Liabilities shall be limited to liabilities that were incurred by Platform Co prior to the Closing Date or that are otherwise retained by Platform Co as Excluded Liabilities; it shall not extend to any liability arising from or caused by the acts, omissions, or failures to fund of ZONE or the Company occurring after the Closing Date, even if such liability nominally relates to an Excluded Liability category.

(e) Consequential Damages. In no event shall any Indemnifying Party be liable for any consequential, incidental, special, exemplary, or punitive damages, or for any lost profits, lost financing, diminution in value, market capitalization or stock-price loss, project-delay damages, reputational damages, or damages calculated on a multiple-of-earnings or multiple-of-revenue basis, except, in each case, to the extent such damages are (i) actually paid to a third party in connection with a Third-Party Claim or (ii) the result of fraud or willful misconduct by the Indemnifying Party.

(f) Insurance and Third-Party Recoveries. The amount of any Loss shall be reduced by (i) any amounts actually recovered by the Indemnified Party from any third party (including any insurance proceeds actually received) with respect to such Loss, net of all costs and expenses of recovery, and (ii) any Tax benefit actually realized by the Indemnified Party arising from the facts or circumstances giving rise to such Loss.

(g) De Minimis, Basket, Cap; Fraud Carve-Out. The De Minimis Threshold, Basket, Liability Cap, and fraud, willful misconduct, and intentional misrepresentation carve-out set forth in Section 13.02(f) of the LLC Agreement shall apply equally to any indemnification obligations of Platform Co and ZONE under this Article VIII, and shall govern in the event of any conflict between this Agreement and the LLC Agreement. For purposes of determining the existence and amount of any Losses under this Article VIII, the knowledge and materiality qualifiers applicable to the representations and warranties of the JV Parties shall be as set forth in Section 13.02(f)(iv) of the LLC Agreement.

Section 8.05 Indemnification Procedures.

(a) Notice. An Indemnified Party seeking indemnification under this Article VIII (an “Indemnified Party”) shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) in writing of any claim for indemnification, specifying in reasonable detail the nature of such claim and, to the extent known, the amount of the Loss. The failure to provide such notice promptly shall not affect the Indemnified Party’s right to indemnification except to the extent the Indemnifying Party is actually and materially prejudiced thereby.

(b) Third-Party Claims. If an Indemnified Party receives notice of the assertion or commencement of any Action by a third party (a “Third-Party Claim”) against such Indemnified Party for which indemnification is sought under this Article VIII, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days after receipt of notice of the Third-Party Claim, to assume the defense thereof at the Indemnifying Party’s expense with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, that: (i) the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim that seeks an injunction or other equitable relief against the Indemnified Party; and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim at its own expense. If the Indemnifying Party assumes the defense of any Third-Party Claim, it shall not consent to a settlement, compromise, or discharge of such Third-Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no adverse effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

(c) Direct Claims. Any claim for indemnification that does not involve a Third-Party Claim shall be asserted by notice to the Indemnifying Party. The Indemnifying Party shall have thirty (30) days from its receipt of such notice to respond thereto. If the Indemnifying Party does not respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have accepted responsibility for the Losses set forth in such notice.

Section 8.06 Tax Treatment of Indemnity Payments. The parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the aggregate consideration paid hereunder, unless otherwise required by Law.

Section 8.07 Exclusive Remedy. Except in the case of fraud or intentional misrepresentation, and except for claims for specific performance or injunctive relief, the indemnification provisions of this Article VIII shall, from and after the Closing, constitute the sole and exclusive remedy of the JV Parties and their respective Affiliates for any breach of any representation, warranty, covenant, or agreement contained in this Agreement or any other claim arising out of or relating to this Agreement or the transactions contemplated hereby.

Article IX — TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of ZONE and Platform Co;

(b) by either ZONE or Platform Co, if any Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law or order that has become final and non-appealable and has the effect of permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement;

(c) by ZONE, if (i) there shall have been a material breach by Platform Co of any representation, warranty, covenant, or agreement contained in this Agreement that would cause the conditions set forth in Section 7.01(a) or Section 7.01(b) not to be satisfied, and such breach shall not have been cured within thirty (30) days following written notice thereof from ZONE; or (ii) a Material Adverse Effect shall have occurred;

(d) by Platform Co, if there shall have been a material breach by ZONE of any representation, warranty, covenant, or agreement contained in this Agreement that would cause the conditions set forth in Section 7.02(a) or Section 7.02(b) not to be satisfied, and such breach shall not have been cured within thirty (30) days following written notice thereof from Platform Co;

(e) by either ZONE or Platform Co, if the Closing shall not have occurred on or before September 15, 2026 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.01(e) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date.

Section 9.02 [Reserved].

Section 9.03 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto, except that (a) the provisions of this Section 9.02 and Article X (Miscellaneous) shall survive any termination of this Agreement, and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement occurring prior to such termination.

Article X — MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, each JV Party shall bear its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees and expenses of its counsel, accountants, financial advisors, and other representatives.

Section 10.02 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

Section 10.03 Submission to Jurisdiction; Waiver of Jury Trial. (a) Any suit, action, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought exclusively in any state or federal court in Delaware, and each party hereby consents to the exclusive jurisdiction of any such court and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. (b) EACH PARTY HEREBY KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES, AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT.

Section 10.04 Notices. All notices, demands, requests, consents, or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when (a) delivered personally, (b) sent by nationally recognized overnight courier service (with fees prepaid), or (c) sent by email (with confirmation of receipt), addressed as follows:

If to ZONE or the Company:	CleanCore Solutions, Inc.
[●]
Attn: Tyler Hassen
Email: [●]

with a copy
(which shall not constitute notice) to:	Winston Taylor LLP
800 Capitol St., Suite 2400
Houston, Texas 77002
Attn: Michael J. Blankenship
Email: mike.blankenship@winstontaylor.com

If to Platform Co:	Platform Co
3790 El Camino Real Ste 895
Palo Alto, CA 94306
Attn: [●]
Email: [●]

with a copy
(which shall not constitute notice) to:	White Summers Caffee & James, LLP
541 Jefferseon Ave, Ste 100
Redwood City, CA 94063
Attn: Alex Wu
Email: Awu@white-summers.com

Any party may change its address for the purpose of this Section 10.04 by giving written notice of such change in accordance with this Section 10.04.

Section 10.05 Entire Agreement. This Agreement, together with the Exhibits, Schedules, Disclosure Schedules, and the other Transaction Documents, constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein and therein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

Section 10.06 Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each JV Party.

Section 10.07 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 10.08 Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be reformed, construed, and enforced so as to best give effect to the intent of the parties.

Section 10.09 Assignment. No JV Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other JV Party; provided, that ZONE may assign this Agreement or any of its rights or obligations hereunder to any Affiliate of ZONE without Platform Co’s consent, so long as ZONE remains liable for the performance of its obligations hereunder.

Section 10.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 10.11 No Third-Party Beneficiaries. Except as provided in Article VIII with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity, without the necessity of proving actual damages or posting any bond or other security.

Section 10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission (including in .pdf format) shall be effective as delivery of a manually executed counterpart.

Section 10.14 Integration with LLC Agreement. This Agreement is entered into in connection with, and shall be read and construed together with, the LLC Agreement. In the event of any conflict between this Agreement and the LLC Agreement with respect to the capital contribution obligations of the JV Parties (other than the Initial Capital Contribution at Closing), the ongoing governance of the Company, the distribution waterfall, the ongoing rights and obligations of the Members of the Company, or any fees, incentive compensation, or forfeiture mechanics applicable to the Members, the LLC Agreement shall control; provided, that with respect to representations, warranties, indemnification, and the mechanics of the initial contributions at Closing (including the Initial Capital Contribution and the contribution of the Contributed Assets), this Agreement shall control. Capitalized terms used in this Agreement and defined in the LLC Agreement shall, unless otherwise defined herein, have the meanings assigned to such terms in the LLC Agreement. This Agreement constitutes the “Contribution Agreement” and the “Platform Co Contribution Agreement” as such terms are used and defined in the LLC Agreement. Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the dispute-resolution procedures set forth in Section 15.05 of the LLC Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ZONE:

CLEANCORE SOLUTIONS, INC., a Nevada corporation

By:	/s/ Tyler Hassen
Name:	Tyler Hassen
Title:	Chief Executive Officer

Platform Co:

Platform Co, a Delaware corporation

By:	/s/
Name:	[●]
Title:	[●]

COMPANY:

[●], a Delaware limited liability company

By:	/s/
Name:	[●]
Title:	[●]